Exhibit 99.1

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KINDER MORGAN CANADA LIMITED DECLARES DIVIDENDS AND ANNOUNCES RESULTS FOR FOURTH QUARTER OF 2017
Continues to Pursue Primarily Permitting Strategy on Trans Mountain Expansion Project;
Made Progress on Permitting in the Fourth Quarter;
Ends 2017 with No Outstanding Debt

CALGARY, ALBERTA, January 17, 2018 - The Kinder Morgan Canada Limited (TSX: KML) board of directors has declared a dividend for the fourth quarter of 2017 of $0.1625 per restricted voting share ($0.65 annualized), payable on February 15, 2018, to restricted voting shareholders of record as of January 31, 2018. KML's restricted voting share dividends are eligible dividends for Canadian income tax purposes.
"In the fourth quarter, the Trans Mountain Expansion Project (TMEP) received a favorable ruling from the National Energy Board (NEB) with respect to certain permits in Burnaby," said KML Board Chairman and CEO Steve Kean.  "We expect the NEB to issue another decision in the near future on establishing a fair, transparent and expedited backstop process for resolving any similar delays in other provincial and municipal permitting processes, but at this stage we are still pursuing a primarily permitting strategy for the project, and are now projecting an unmitigated delay to a December 2020 in-service date."
"We hear every day from our customers and other stakeholders about how critical this project is," said KML President Ian Anderson. "We look forward to seeing further progress on regulatory approvals and judicial reviews and remain committed to delivering the project in an environmentally responsible way that respects our extensive and meaningful consultations with Indigenous Peoples, communities and individuals."

“KML had another strong quarter due to its diverse portfolio of fee-based assets and resilient cash flows," said Kean. KML reported fourth quarter net income of $46.4 million, up from $17.8 million in the fourth quarter of 2016, and distributable cash flow (DCF) of $82.7 million, 23 percent greater than the comparable period in 2016. DCF for the quarter benefited from greater contributions from both the Pipelines and Terminals Business Units versus the fourth quarter of 2016, partially offset by an increase in general and administrative expenses and the payment of preferred share dividends compared to the previous period. Net income was further impacted by a reduction in Certain Items in the period. Certain Items in 2016 were from currency fluctuations on US dollar denominated intercompany loans with Kinder Morgan, Inc., that were settled in connection with the KML initial public offering. Please refer to “About KML” below for a description of KML’s minority interest in its assets.
In the fourth quarter, KML generated earnings per restricted voting share of $0.11, and produced DCF of $0.23 per restricted voting share relative to our declared $0.1625 per restricted voting share dividend, resulting in $7.3 million of excess DCF coverage above the company's dividend.
For 2017, KML generated net income of $160.7 million, Adjusted EBITDA of $388 million and DCF of $323 million. At year-end 2017, Trans Mountain Expansion Project spend totaled approximately $930 million, of which approximately $385 million was incurred by KML post-IPO.

Overview of Business Segments

The Pipelines and Terminals segments' combined performance for the fourth quarter of 2017 was 18 percent higher than the same period during 2016. Pipelines segment performance was driven by higher capitalized equity financing costs (recognized in other income) due to spending on TMEP. Demand for our pipelines continues to be strong with our Trans Mountain system once again oversubscribed each month during this past quarter.
“Notwithstanding a modest decline in volumes, earnings at the Edmonton-area terminals were up year-over-year owing to escalations in our predominantly fixed, take-or-pay terminalling contracts and a $6.1 million true-up in terminal fees in connection with a favorable arbitration ruling. Volumes at the Terminals segment's Edmonton Area terminals were down 1.3 million barrels, or 4 percent compared to fourth quarter of 2016, nearly half of which was attributable to a supply chain disruption isolated to the anchor customer at our Alberta Crude Terminal crude-by-rail joint venture. Utilization of our terminal and rail facilities remains high overall, driven by demand for our product takeaway capabilities and optionality," noted John Schlosser, KML Terminals President.
The segment's Vancouver Wharves terminal benefited from strong gains in the volume of sulphur and ores and metals handled as well as continued strong agricultural product volumes owing to enhancements made to its agricultural product handling system to accommodate growing export demand.

2018 Budget

For 2018, KML's budget contemplates a dividend of $0.65 per restricted voting share, achieve DCF (including capitalized equity financing costs) of approximately $349 million ($0.96 per restricted voting share) and Adjusted EBITDA of $474 million. KML also budgeted to invest approximately $1.9 billion in expansion projects and other discretionary spending, of which approximately $1.8 billion is associated with TMEP and the balance with Base Line Terminal. KML expects to end the year with a Net Debt-to-Adjusted EBITDA ratio of approximately 2.7 times. For 2018, KML estimates that every $0.01 change in the Canadian-to-U.S. dollar exchange rate would impact DCF by approximately $1 million.
We do not provide forecasted net income (the GAAP financial measure most directly comparable to the non-GAAP financial measures distributable cash flow and Adjusted EBITDA) due to the impracticality of quantifying certain amounts required by GAAP, such as realized and unrealized foreign currency gains and losses and potential changes in estimates for certain contingent liabilities.

Other News

KML Corporate
On Dec. 15, 2017, KML completed its offering of cumulative redeemable minimum rate reset preferred shares, Series 3 (the "Series 3 Preferred Shares") for aggregate gross proceeds of $250 million. The Company issued 10,000,000 Series 3 Preferred Shares with a coupon rate of 5.20 percent, including 2,000,000 Series 3 shares issued due to the full exercise of the underwriter's option, as a result of strong investor demand. KML ended the year with no outstanding debt by carefully managing shareholder funds while seeking clarity on the permitting, regulatory and judicial approval processes for TMEP.
KML's Board of Directors declared a dividend of $0.3281 per Series 1 Preferred Share ($1.3125 annualized) and $0.22082 per Series 3 Preferred Share ($1.3000 annualized), each payable on February 15, 2018 to Series 1 and Series 3 preferred shareholders of record as of the close of business on January 31, 2018.

Pipelines
TMEP was approved by Order in Council on Dec. 1, 2016, with 157 conditions. The Province of BC stated its approval of the Project on Jan. 11, 2017, with 37 conditions. Trans Mountain has made filings with the NEB and BC Environment with respect to all of the federal and provincial conditions required prior to general construction. The BC Environmental Assessment Office (EAO) has now released all condition filings required prior to general construction. The NEB has released sufficient approvals for proceeding with Westridge Terminal and Temporary Infrastructure work phase. Trans Mountain is now in receipt of a number of priority permits from regulatory authorities in Alberta and British Columbia, including access to British Columbia northern interior Crown lands.  Trans Mountain continues to make progress on approvals from the NEB, government of BC and government of Alberta. However, as of the end of 2017, even with this progress, TMEP has yet to obtain numerous provincial and municipal permits and federal condition approvals necessary for construction.
On Dec. 4, 2017, KML announced that TMEP had made incremental progress during 2017 on permitting, regulatory condition satisfaction and land access. However, the scope and pace of the permits and approvals received to date does not allow for significant additional construction to begin at this time. KML also stated that it must have a clear line of sight on the timely conclusion of the permitting and approvals processes before it will commit to full construction spending.   Consistent with its primarily permitting strategy and to mitigate risk, KML set its 2018 budget assuming TMEP spend in the first part of 2018 will be focused primarily on advancing the permitting process, rather than spending at full construction levels, until KML has greater clarity on key permits, approvals and judicial reviews. KML previously announced a potential unmitigated delay to project completion of nine months (to September 2020) due primarily to the time required to file for, process and obtain necessary permits and regulatory approvals. As stated in Trans Mountain's November 14, 2017 motion presented to the NEB, "it is critical for Trans Mountain to have certainty that once started, the Project can confidently be completed on schedule."  As a result, the previously announced unmitigated delay to a September 2020 in-service date could extend beyond September 2020, depending upon progress on regulatory, permit and legal approvals. KML now projects an unmitigated delay to a December 2020 in-service date. Further, as stated in both the November 14 motion, and in our December 4, 2017 press release, if TMEP continues to be "faced with unreasonable regulatory risks due to a lack of clear processes to secure necessary permits . . . it may become untenable for Trans Mountain's shareholders . . . to proceed." Trans Mountain continues to proceed in water work at Westridge Terminal.
On Dec. 7, 2017, following the filings to the NEB referenced in the Dec. 4, 2017 announcement, the NEB granted KML's motion to resolve the Burnaby delays and indicated that Trans Mountain is not required to comply with two sections of the city’s bylaws, thereby allowing Trans Mountain to start work at its pipeline terminals subject to other permits or authorizations that may be required. The NEB indicated it would release its reasons for the decision at a later date. The NEB has not yet issued a decision on establishing a fair, transparent and expedited backstop process for resolving any similar delays in other provincial and municipal permitting processes.
Hearings were held in October and November 2017 related to two judicial reviews underway in the British Columbia Supreme Court with respect to the environmental certificate granted to TMEP by the province of British Columbia. Judicial reviews pending in the Federal Court of Appeal (FCA) challenging the process leading to the federal government’s approval of TMEP were heard by the court from Oct. 2 to Oct. 13, 2017. Decisions from the courts are expected in the coming months. KML is confident that the National Energy Board, the Federal Government and the BC Government properly assessed and weighed the various scientific and technical evidence through a comprehensive review process, while taking into consideration varying interests on the Project. The approvals granted followed many years of engagement and consultation with communities, Aboriginal groups and individuals.

Terminals
Service commenced on Jan. 15, 2018 at the first four of twelve crude oil storage tanks, representing 1.6 million barrels of a total 4.8mm barrels at Base Line Terminal, a 50-50 crude oil merchant terminal joint venture between KML and Keyera Corp., in Sherwood Park, Alberta (near Edmonton). The remaining eight tanks at the facility, which is fully contracted with long-term, firm take-or-pay agreements with credit-worthy customers, are expected to be phased into service throughout 2018.
Base Line Terminal is connected via pipeline to Kinder Morgan’s Edmonton-area terminals and is capable of sourcing the majority of the crude streams handled by KML for delivery to multiple destinations, including but not limited to, KML's Trans Mountain Pipeline, the 50 percent-Kinder Morgan-owned Alberta Crude and Edmonton Rail terminals, other Edmonton area facilities and major export pipelines.
"Kinder Morgan is pleased to commence operation of the Base Line Terminal and provide the Edmonton market with much needed, additional merchant storage,” said John Schlosser, President of Kinder Morgan Canada Terminals. “The project is forecast to be completed on-time and on-budget later in the year, owing to strong cooperation with and support from our contractors and various project stakeholders, including the local community, regulators and government agencies. We are also excited to expand our partnership in the Edmonton-area with Keyera and appreciate their support and involvement in the project.”
KML’s total investment in the joint venture terminal is approximately $398 million, including costs associated with the construction of a pipeline segment funded solely by KML. Up to an additional 1.8 million barrels may be added in a phase-two expansion of the terminal, depending on future demand.

About Kinder Morgan Canada Limited (TSX: KML). KML manages and is the holder of a minority interest in a portfolio of strategic energy infrastructure assets across Western Canada. The financial results of the entire suite of assets held by Kinder Morgan Canada Limited Partnership (Business) have been consolidated into the financial results of KML. KML investors are reminded that KMI holds a majority voting interest in KML and a corresponding majority economic interest in the entirety of the business contributing to financial results discussed in this new release. Therefore, unless the context otherwise requires, references to KML in this news release are references to the Business in which the holders of restricted voting shares of KML have a minority interest. The Trans Mountain Pipeline system, with connections to 20 incoming pipelines and current transportation capacity of approximately 300,000 barrels per day (based on throughput of 80 percent light oil and refined products and 20 percent heavy oil), is the only Canadian crude oil and refined products export pipeline with North American West Coast tidewater access. In Alberta, KML has one of the largest integrated networks of crude tank storage and rail terminals in Western Canada and the largest merchant terminal storage facility in the Edmonton market. KML also operates the largest origination crude by rail loading facility in North America. In British Columbia, KML controls the largest mineral concentrate export/import facility on the west coast of North America through its Vancouver Wharves Terminal. Through its Puget Sound pipeline system, KML ships crude oil to refineries in Washington state and its Cochin Pipeline system transports light condensate originating from the United States to Fort Saskatchewan, Alberta. For more information please visit www.kindermorgancanadalimited.com

Please join KMI and KML at 4:30 p.m Eastern Time on Wednesday, January 17, 2018, at www.kindermorgan.com for a LIVE webcast conference call that will include a discussion of KML’s fourth quarter earnings.

Non-GAAP Financial Measures
KML's financial information has been prepared in accordance with United States generally accepted accounting principles (GAAP). In addition to using measures prescribed by GAAP, this news release includes references to DCF (both in the aggregate and per share), net income before interest expense, taxes, depreciation, depletion and amortization (DD&A) and adjusted for Certain Items (Adjusted EBITDA), segment earnings before DD&A and Certain Items (Segment EBDA before Certain Items) and Adjusted Earnings, all of which are financial measures that do not have any standardized meaning as prescribed by GAAP (non-GAAP measures). DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings should not be considered alternatives to GAAP net cash provided by operating activities, net income or Segment EBDA, respectively, computed under GAAP or any other GAAP measures, and such non-GAAP measures have important limitations as analytical tools. The computations of DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings may differ from similarly titled measures used by others. Accordingly the use of such terms may not be comparable to similarly defined measures presented by other entities and investors should not consider these non-GAAP measures in isolation or as a substitute for an analysis of results reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (i) do not have a cash impact (for example, unrealized and realized foreign exchange gains and losses on the KMI loans and asset impairments), or (ii) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements and casualty losses).
DCF is net income before DD&A adjusted for (i) income tax expense and cash income taxes (paid) refunded; (ii) sustaining capital expenditures; and (iii) Certain Items. DCF is an important performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate our ability to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as distributions or expansion capital expenditures. KML uses this performance measure and believes it provides users of its financial statements a useful performance measure reflective of our ability to generate cash earnings to supplement the comparable GAAP measure. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. The Company believes that Segment EBDA before Certain Items is a useful measure of the operating performance because it measures segment operating results before DD&A and certain expenses that are generally not controllable by the operating managers of the respective business segments, such as general and administrative expense, unrealized and realized foreign exchange losses (or gains) on the KMI loans, interest expense, and income tax expense. General and administrative expenses include such items as employee benefits, insurance, rentals, certain litigation expenses, and shared corporate services including accounting, information technology, human resources and legal services. Certain general and administrative costs attributable to Trans Mountain are billable as flow through items to shippers and result in incremental revenues. Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, as applicable, which are specifically identified in the footnotes to the accompanying tables. KML did not have any Certain Items that affected the segments for the periods discussed in this release.
Adjusted EBITDA is used by the Company and external users of its financial statements, in conjunction with net debt, to evaluate certain leverage metrics. Adjusted EBITDA is EBITDA adjusted for Certain Items, as applicable. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. The Company evaluates adjusted EBTIDA in total and does not allocate Adjusted EBITDA amongst equity interest holders as it views Adjusted EBITDA as a measure against our overall leverage.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income.
Reconciliations of each of the foregoing non-GAAP measures have been provided in the financial tables set out below.

Important Information Relating to Forward-Looking Statements
This news release includes "forward-looking information," "financial outlook," and "forward-looking statements" within the meaning of applicable securities laws (forward-looking statements). Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the Trans Mountain Expansion Project, and Base Line Terminal project, including completion of such projects, anticipated costs, scheduling and in-service dates, future benefits and utilization, anticipated project returns and the impacts of such projects; KML's anticipated 2018 Adjusted EBITDA and DCF; and anticipated dividends and the intended payment thereof. Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results, including the ability of KML to pay dividends, are beyond the ability of KML to control or predict. As noted above, the forward-looking statements included in this release are based on a number of material assumptions, including among others those highlighted, or inherent in the factors highlighted, below. Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: changes in market conditions, competitive landscape, issues, delays or stoppages associated with major expansion projects, including the Trans Mountain Expansion Project; changes in public opinion, public opposition, the resolution of issues relating to the concerns of individuals, special interest or Aboriginal groups, governmental organizations, non-governmental organizations and other third parties that may expose us to higher project or operating costs, project delays or even project cancellations; significant unanticipated cost overruns or required capital expenditures; the breakdown or failure of equipment, pipelines and facilities, releases or spills, operational disruptions or service interruptions; the ability of KML to access sufficient external sources of financing, and the cost of such financing; and changes in governmental support and the regulatory environment.
The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to the financial outlook and other forward-looking statements included in this news release are set out in KML's final initial public offering prospectus dated May 25, 2017under the headings "Notice to Investors - Forward-Looking Statements," "Notice to Investors - Growth Estimates" and "Risk Factors," and in KML’s management's discussion and analysis of financial condition and results of operations for September 30, 2017 under the heading "Cautionary Statement Regarding Forward-Looking Information," each available under KML’s profile on SEDAR at www.sedar.com, and under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in KML’s registration statement on Form 10 filed with the United States Securities and Exchange Commission and available at www.sec.gov. Prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML's restricted voting shares. The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.
The assumptions behind KML’s forecasted 2018 Adjusted EBITDA are (i) substantially unchanged from those presented under the headings “Notice to Investors - Growth Estimates” and “The Business - Investment Highlights - Sizeable Growth Project of Strategic National Importance to Canada - Financial Highlights and Growth Estimates” within KML's final initial public offering prospectus dated May 25, 2017,2017 (the IPO Prospectus, a copy of which is available under KML's profile on SEDAR at www.sedar.com), except for reduced capitalized equity financing costs due to TMEP capital expenditures expected to be lower through 2018 as described in KML's press release dated December 4, 2017 (a copy of which is available under KML's profile on SEDAR at www.sedar.com), and (ii) are set forth in  KML’s registration statement on Form 10 filed with the United States Securities and Exchange Commission (“Form 10”), available at www.sec.gov, under  “Item 1. Business-Pipeline Segment-Financial Highlights and Growth Estimates.” In addition to the assumptions for Adjusted EBITDA, KML’s forecasted 2018 DCF includes assumptions for expected funding sources and associated costs, cash taxes and sustaining capital expenditures.

CONTACTS
Ali Hounsell	Investor Relations
Media Relations	(800) 315-0578
(604) 908-9734	km_ir@kindermorgan.com
alihounsell@transmountain.com	www.kindermorgan.com

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016		2017	2016
Revenues	$183.6	$174.2		$683.8	$676.1
Costs, expenses and other
Operations and maintenance	58.7	61.7		216.5	205.4
Depreciation, depletion and amortization	34.8	34.7		142.4	137.2
General and administrative	17.7	12.2		68.2	57.6
Taxes, other than income taxes	8.6	9.1		37.5	38.2
Other expense, net	0.3	0.1		3.3	0.3
	120.1	117.8		467.9	438.7

Operating income	63.5	56.4		215.9	237.4

Other income (expense)
Interest, net	(4.9)	(7.0)		(15.8)	(29.9)
Foreign exchange gain (loss)	0.1	(26.7)		(5.2)	32.6
Other, net	9.5	5.1		30.0	18.0

Income before income taxes	68.2	27.8		224.9	258.1

Income tax expense	(21.8)	(10.0)		(64.2)	(56.3)

Net income	46.4	17.8		160.7	201.8

Preferred share dividends	(4.6)	—		(6.6)	—

Net income attributable to KMI interest	(29.8)	(17.8)		(126.2)	(201.8)

Net income available to restricted voting stockholders	$12.0	$—		$27.9	$—

Restricted Voting Shares
Basic and diluted earnings per restricted voting share	$0.11			$0.33

Basic and diluted weighted average restricted voting shares outstanding	103.2			82.8

Declared dividend per restricted voting share	$0.1625			$0.3821

Segment EBDA			% change			% change
Pipelines	$66.4	$57.6	15%	$235.4	$241.9	(3)%
Terminals	59.2	48.6	22%	218.3	211.2	3%
Total Segment EBDA	$125.6	$106.2	18%	$453.7	$453.1	—%

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% change	2017	2016	% change
Segment EBDA before certain items
Pipelines	$66.4	$57.6	15%	$235.4	$241.9	(3)%
Terminals	59.2	48.6	22%	218.3	211.2	3%
Subtotal	125.6	106.2	18%	453.7	453.1	—%

DD&A	(34.8)	(34.7)		(142.4)	(137.2)
General and administrative (1)	(17.5)	(12.2)		(65.4)	(57.6)
Interest, net (2)	(4.9)	(7.0)		(15.8)	(29.9)
Subtotal	68.4	52.3		230.1	228.4

Book taxes (1)	(21.8)	(10.0)		(65.6)	(56.3)
Net Income before Certain Items ("Adjusted Earnings")	46.6	42.3		164.5	172.1

Certain items
Foreign exchange (loss) gain on the KMI Loans (3)	—	(24.5)		(2.4)	29.7
Other	(0.2)	—		(2.8)	—
Subtotal certain items before tax	(0.2)	(24.5)		(5.2)	29.7
Book tax certain items	—	—		1.4	—
Total certain items	(0.2)	(24.5)		(3.8)	29.7
Net income	46.4	17.8		160.7	201.8
Preferred share dividends	(4.6)	—		(6.6)	—
Net income attributable to KMI interest	(29.8)	(17.8)		(126.2)	(201.8)
Net income available to restricted voting stockholders	$12.0	$—		$27.9	$—

Net income	$46.4	$17.8		$160.7	$201.8
Total certain items	0.2	24.5		3.8	(29.7)
Adjusted earnings	46.6	42.3		164.5	172.1
DD&A	34.8	34.7		142.4	137.2
Total book taxes	21.8	10.0		65.6	56.3
Cash taxes	(0.2)	(0.2)		(0.2)	(1.2)
Preferred share dividends	(4.6)	—		(6.6)	—
Sustaining capital expenditures	(15.7)	(19.6)		(43.0)	(46.2)
DCF (4)	82.7	$67.2		322.7	$318.2
DCF to KMI interest	(57.9)			(266.4)
U.S. cash taxes attributable to restricted voting stockholders	(0.6)			(1.4)
DCF to restricted voting stockholders	$24.2			$54.9

Weighted average restricted voting shares outstanding for dividends (5)	104.0			103.7

DCF per restricted voting share (6)	$0.233			$0.530
Declared dividend per restricted voting share	$0.1625			$0.3821

Adjusted EBITDA (7)	$108.1	$94.0		$388.3	$395.5

Notes (In millions of Canadian dollars)
(1)	Excludes certain items: 4Q 2017 - General and administrative $(0.2) YTD 2017 - General and administrative $(2.8), book tax $1.4
(2)
For the periods prior to our May 30, 2017 initial public offering, amounts primarily represented interest expense on the KMI loans. The principal on the KMI loans was settled with proceeds from our initial public offering.

(3)	Primarily represents foreign currency (loss) gain on U.S. dollar denominated loans outstanding to KMI.
(4)	Includes capitalized equity financing costs of: 4Q 2017 - $9.5 4Q 2016 - $5.1 YTD 2017 - $29.1 YTD 2016 - $17.9
(5)
The weighted average restricted voting shares outstanding for dividends calculation is based on the actual days in which the shares were outstanding for the period from May 30, 2017 to December 31, 2017, and also includes stock awards of restricted voting shares that participate in dividends. Therefore, the amounts differ from the GAAP weighted average restricted voting shares outstanding from the date of our formation.

(6)
Represents DCF per restricted voting share, including capitalized equity financing costs of $5.9 million, for the period from the May 30, 2017 initial public offering through December 31, 2017. If KML had been a public company for the entire year ended December 31, 2017, DCF per restricted voting share would have been $0.92.

(7)	Adjusted EBITDA is net income before certain items, plus DD&A, book taxes, and interest expense. Net income to Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$46.4	$17.8	$160.7	$201.8
Total certain items	0.2	24.5	3.8	(29.7)
DD&A	34.8	34.7	142.4	137.2
Total book taxes	21.8	10.0	65.6	56.3
Interest, net	4.9	7.0	15.8	29.9
Adjusted EBITDA	$108.1	$94.0	$388.3	$395.5

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Pipelines
Trans Mountain (MBbl/d - mainline throughput)	303	295	308	316
Puget Sound (MBbl/d - mainline throughput)	166	158	166	191
Canadian Cochin (MBbl/d - mainline throughput)	86	89	86	84

Terminals
Liquids Leasable Capacity (MMBbl)	7.3	7.3	7.3	7.3
Liquids Utilization %	100%	100%	100%	100%
Bulk Transload Tonnage (MMtons) (1)	1.3	1.2	4.5	4.3

(1)	Includes KML's share of Joint Venture tonnage.

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Balance Sheets
(Unaudited)
(In millions of Canadian dollars)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$238.8	$159.0
Other current assets	101.8	102.8
Property, plant and equipment, net	3,708.0	3,181.1
Investments	46.6	30.2
Goodwill	248.0	248.0
Deferred charges and other assets	109.5	18.3
TOTAL ASSETS	$4,452.7	$3,739.4

LIABILITIES AND EQUITY
Liabilities
Short-term debt	$—	$—
Other current liabilities	295.9	462.4
Long-term debt	—	1,362.1
Other	519.2	478.9
Total liabilities	815.1	2,303.4

Equity
Other equity	1,474.7	1,461.9
Accumulated other comprehensive loss	(8.8)	(25.9)
Total KML equity	1,465.9	1,436.0
KMI interest	2,171.7	—
Total equity	3,637.6	1,436.0
TOTAL LIABILITIES AND EQUITY	$4,452.7	$3,739.4

Net (Cash) Debt	$(238.8)	$1,203.1

Net Debt including 50% of KML preferred shares (1)	$36.2	$1,203.1

	Adjusted EBITDA Twelve Months Ended
	December 31,
Reconciliation of Net Income to Adjusted EBITDA (2)	2017	2016
Net income	$160.7	$201.8
Total certain items	3.8	(29.7)
DD&A	142.4	137.2
Total book taxes	65.6	56.3
Interest, net	15.8	29.9
Adjusted EBITDA	$388.3	$395.5

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	0.1	3.0

Notes
(1)	December 31, 2017 amount includes: $275 million representing 50% of our preferred stock, which is included in Other equity.
(2)	Adjusted EBITDA is net income before certain items, plus DD&A, book taxes, and interest, net, with any difference due to rounding.